Exhibit 10.1

[Navitas Semiconductor USA, Inc. Letterhead]
July 31, 2024

Ranbir Singh
[**]
Dear Ranbir:
As we have discussed, this letter agreement (this “Agreement”) sets forth an agreement, dated as of the date set forth above (the “Effective Date”), among you, Navitas Semiconductor USA, Inc. (the “Company”) and Navitas Semiconductor Corporation (“NVTS” and, together with the Company and their other affiliated entities, separately or collectively, “Navitas”), regarding the following changes to your employment with the Company and NVTS. Accordingly, you, the Company and NVTS agree as follows:
1.Role and Responsibilities. Effective as of the Effective Date, you will be employed by the Company as Executive Vice President, Corporate Development, reporting directly to Gene Sheridan, CEO. Your responsibilities in this role will include:
(a)identifying, investigating, negotiating and leading, as appropriate, new corporate initiatives, in each case as directed by the CEO, which may include acquisitions, investments, joint ventures or partnerships, including those relating to new businesses, technologies, operational capabilities, university/academia partnerships and government partnerships and programs;
(b)attending industry and professional/scholarly conferences and events as necessary or appropriate for networking and the related activities listed in clause (a);
(c)attending Navitas executive management meetings as required, typically in connection with strategic planning and/or long-term business planning; and
(d)attending Navitas board meetings as requested by the CEO.
2.Time Commitment. As of and following the Effective Date, you will not be expected to devote more than 50% of your working time to Navitas matters (as compared to the time generally devoted to Navitas matters before the Effective Date).
3.Authority and Executive Officer Status; Continuing Responsibilities. As of and following the Effective Date, you will no longer be an “officer” or “executive officer” (as those terms are defined in applicable securities laws and regulations) of NVTS or the Company, you will not represent that you are an officer or agent of the Company or NVTS, and you will not be expected or authorized to act on behalf of the Company or NVTS except as may be specifically authorized by the CEO in furtherance of your duties and responsibilities described in Section 1. As a result, you will no longer have, or be subject to, the fiduciary duties of a corporate officer under the Delaware General Corporation Law, and you will no longer be subject to disclosure applicable to executive officers or officers under applicable securities laws and regulations (it being understood that these may continue to apply with respect to 2024 in relation to your role before the Effective Date). However, for as long as you continue to beneficially own more than 10% of outstanding NVTS common shares, you will remain an “affiliate” of NVTS and, accordingly, you (and other affiliated “persons” as defined in Rule 144(a)(2) under the Securities Act of 1933 (“Securities Act”)) will continue to be subject to the same SEC reporting responsibilities under Rule 144 and under
**: Redacted pursuant to 17 CFR § 229.601(a)(6).

Ranbir Singh
July 31, 2024

Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). In addition, for as long as you continue to beneficially own more than 5% of outstanding NVTS common shares, you will continue to be subject to SEC reporting responsibilities under Section 13 of the Exchange Act and applicable regulations thereunder, including without limitation the obligation to file ownership reports on Schedules 13D or 13G under the Exchange Act, as applicable. The office of the NVTS General Counsel will continue to provide filing support and other assistance to you in connection with these reporting responsibilities. You are urged to consult with your own securities and tax counsel in connection with any transactions involving NVTS securities. Although you will not have direct reports, the CEO will identify and direct members of the executive management team and other employees to support your activities as necessary and appropriate in consultation with you.
4.Salary and Benefits. Effective May 24, 2024, your base salary will be reduced to 50% of your base salary in effect immediately prior to such date, and thereafter will be paid to you in accordance with the Company’s regular payroll practices, less all applicable taxes and other withholdings. You will continue to be eligible to participate in the Company’s group health care plan at your current premium contribution level in effect for active employees, until the date (if ever) that you become covered under another employer’s health plan. You will remain eligible for all other benefits available to other executives of the Company.
5.Annual Bonus. You will continue to be eligible for your annual bonus at a target participation level of at least 60% (as a percentage of salary actually paid during the applicable year), with the opportunity to earn a bonus up to 150% of the target amount depending on the extent to which corporate and individual performance goals reflecting your corporate development role, determined by the CEO in consultation with you, are achieved or exceeded.
6.LTIP. Your long-term incentive performance award of non-qualified options to purchase up to 3,250,000 shares of NVTS common shares, dated August 15, 2022 (your “LTIP Award”), will not be affected by any of the changes to your role or employment status reflected in this letter, and will continue in full force and effect in accordance with its terms, including the terms and conditions of the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (the “Equity Plan”) and the award agreement under the Equity Plan reflecting the LTIP Award, provided, that, notwithstanding any provisions of the LTIP Award agreement or Equity Plan to the contrary, if NVTS amends or replaces the Plan and/or your LTIP Award in the future, the terms and conditions of your replacement LTIP Award will be the same as those awarded to other holders of LTIP Awards.
7.Severance Benefits. You will remain eligible for payments and benefits available to employees at the rank of executive vice president under the Navitas Semiconductor Executive Severance Plan, dated as of December 27, 2023 and as in effect on the date hereof (the “Severance Plan”), or under your Employment Letter (as defined in paragraph 11 below) dated August 15, 2022 to the extent any separate component of severance payments or benefits is more favorable to you under your Employment Letter than under the Severance Plan (such favorability to be determined by you in your discretion), provided that in no event will any such separate component be paid or provided to you more than once in connection with the same employment termination event. Subject to Section 11, for all purposes of this Agreement the occurrence of a “Good Reason” event and corresponding obligations to provide notice and an opportunity to cure will be governed solely by reference to the definition of “Good Reason” and related terms and conditions of the Severance Plan, without regard to any contrary or conflicting provisions of your Employment Letter, provided that, when those provisions are applied to you, (a) as to the circumstances reflected in the terms and conditions set forth herein (as compared to the terms and conditions of your employment in effect at any time before the Effective Date), (i) the last day for you to

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July 31, 2024

provide written notice that such circumstances give rise to a Good Reason event will be December 1, 2024 and (ii) any and all severance payments in respect thereof shall be paid to you (if at all) no later than December 31, 2024, provided you have executed and not revoked the release of claims contemplated by the Severance Plan; (b) as to any circumstances affecting the terms and conditions of your employment which occur after the Effective Date (as compared to the terms and conditions of your employment as set forth herein), the last day for you to provide written notice that such circumstances give rise to a Good Reason event will be the later of (i) December 1, 2024 or (ii) 90 days following the initial existence of such circumstances; and (c) notwithstanding any provision of the Severance Plan or your Employment Letter to the contrary, for purposes of calculating any amount of severance to which you are entitled under the Severance Plan or your Employment Letter (including severance in respect of salary and in respect of a bonus calculated with reference to salary), the value of “annual base salary” or “base salary” used for such purposes will be deemed to be the full amount of your annual base salary immediately prior to the reduction provided under Section 4 above, increased by a percentage equal to the aggregate percentage increase (if any) in your base salary following the Effective Date and before the termination event giving rise to such severance calculation.
8.NVTS Shares. NVTS and the Company agree that none of the NVTS shares beneficially owned by you and your affiliates on the date hereof will be subject to any restrictions on sale or transfer following the Effective Date except (a) for as long as you remain an employee of Navitas (or are otherwise engaged as a service provider), you will remain subject to the applicable provisions of the Navitas Semiconductor Insider Trading Policy applicable to “Insiders” as defined therein (including without limitation scheduled trading blackout periods, requirements to pre-clear transactions with the NVTS General Counsel, and restrictions on trading while in possession of material nonpublic information about NVTS or its securities); (b) restrictions and reporting requirements under applicable securities laws (including Rule 144 under the Securities Act and Sections 13 and 16 of the Exchange Act, as applicable); and (c) the daily volume limitations imposed by Section 2.10 of the Registration Rights Agreement among NVTS, you and the other parties thereto dated August 15, 2022 (the “Registration Rights Agreement”), which restrictions shall continue to apply in accordance with their terms. For the avoidance of doubt, the restrictions under the foregoing clauses (b) and (c) will continue to apply regardless of your employment status. In addition, the board of directors will consider in good faith requests to pledge NVTS shares beneficially owned by you or an affiliate as security for the repayment of indebtedness, upon reasonable disclosure by you of the material terms and conditions of such indebtedness.
9.Activities in Relation to Non-competition Covenant and Personal Interests. You and the Company agree that, in connection with the performance of your corporate development role, and in light of your reduced time commitment to Navitas, your activities after the Effective Date may result in the identification or discovery of investment or business opportunities that may be of possible interest to (i) Navitas (whether or not such opportunities are of the type or character that are within the scope of, or involve a business similar to or competitive with, Navitas’ businesses) and/or (ii) you in your individual personal capacity (including entities or ventures in which you may be involved by virtue of this Section 9) (any of which, an “Opportunity”). In the event you identify, discover or otherwise become aware of an Opportunity which involves designing, developing, manufacturing or having manufactured, marketing, distributing or selling silicon carbide (“SiC”)-based or gallium nitride (“GaN”)-based discrete or integrated power devices that operate under 100MHz operating frequency (a “Covered Opportunity”), whether such discovery or awareness results from the performance of your corporate development role with the Company or as a result of your individual activities, the following clauses (a)-(d) will apply.
(a)You shall not engage in substantive discussions, or enter into any binding or non-binding agreement or understanding relating, directly or indirectly, to the evaluation or

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July 31, 2024

assessment of, due diligence review of, valuation of, investment in (including the identification of potential investors), acquisition of all or any part of the equity or assets of, employment with or service to, or joint venture or other form of collaboration or partnership with, any Covered Opportunity unless, prior to doing so, you have informed the third party(ies) having authority and power over the completion of such Covered Opportunity of the existence and nature of your obligations to the Company under this Section 9. Your compliance in good faith with the preceding sentence, by itself (and without disclosure of Confidential Information (as defined in Section 10)), will not be a breach of Section 10 or require you to disclose the applicable Covered Opportunity to the Company, provided in each case that you fully comply with your other obligations below and otherwise under this Agreement.
(b)Following an initial disclosure permitted by clause (a), you shall not engage in further discussions or any of the activities of the kind set forth in clause (a) with respect to such (or any other) Covered Opportunity unless, prior to doing so, you provide written notice of the Covered Opportunity to the CEO of the Company and provide the Company with a reasonable opportunity to discuss the Covered Opportunity with you and/or such other interested parties, as the Company may determine within 10 days after receiving such notice. The Company shall have no right of first refusal, right of first offer or any other right or obligation in relation to the Covered Opportunity, except for such right to notice from you and such opportunity to discuss without obligation by the Company or any other party. If, pursuant to any contractual, fiduciary, professional or other obligation or duty owed to any third party, you are prohibited or restricted from providing the notice to the Company and/or opportunity to discuss in accordance with this clause (b), then you shall not further discuss or undertake any of the activities set forth in clause (a) in connection with such (or any other) Covered Opportunity, directly or indirectly. The Company shall treat all communications under this clause (b) as confidential and shall not disclose them to any other person or entity except as permitted by you or the applicable interested parties or as required by law.
(c)In the event NVTS and its affiliates do not pursue for any reason any Covered Opportunity as to which you have fully complied with your obligations under clause (b), then, solely with regard to your participation in such Covered Opportunity, as and to the extent disclosed in the notice provided under clause (b), NVTS shall waive compliance with your obligations (your “Non-Compete Agreement”) pursuant to Section 6.7(a) of the Agreement and Plan of Merger among NVTS, GeneSiC Semiconductor Inc., you and the other parties thereto, dated August 15, 2022 (the “Merger Agreement”).
(d)Subject to your compliance with Section 10 and the other provisions of this Agreement, and notwithstanding any provision of your Non-Compete Agreement to the contrary (i) you will not be restricted from pursuing Opportunities other than Covered Opportunities (“Non-Covered Opportunities”), either alone or in conjunction with others and will have no obligation to disclose Non-Covered Opportunities to the Company; and, further, (ii) you will not be in violation of your Non-Compete Agreement solely because you become affiliated with an entity (e.g., a private equity firm) that is pursuing, considering or investing in Covered Opportunities, provided, that you or your affiliates (other than such entity) do not invest in, participate in the management or direction of, or advise or review any proprietary or confidential information concerning, such Covered Opportunities. Without limitation, Non-Covered Opportunities include Opportunities involving SiC- and/or GaN-based devices that are solely:

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July 31, 2024

(i)applicable in a circuit switching at greater than 100MHz (also called radio frequency or RF) power devices;
(ii)photonic devices;
(iii)micro-electromechanical system (MEMS) devices; and
(iv)combinations of the foregoing three items.
(e)For the avoidance of doubt, it is not a violation of your Non-Compete Agreement to be a consultant to a business that does not have other business lines that compete with the Business (as defined in the Merger Agreement) even if such business assembles and tests semiconductors for third parties that do compete with the Business.
10.Confidentiality. Notwithstanding any provision to the contrary in paragraph 9 above, you shall at all times comply with your obligations to Navitas with respect to the Confidential Information of Navitas. “Confidential Information” means information (including any and all combinations of individual items of information) that Navitas has developed (whether before or after NVTS’ acquisition of GeneSiC Semiconductor Inc.) or will develop, acquire, create, discover or own, that has value in or to its businesses, which is not generally known and which Navitas wishes to maintain as confidential. Confidential Information includes both information disclosed by Navitas to you, and information developed or learned by you during the course of your employment with Navitas, before and after the Effective Date (including before NVTS’ acquisition of GeneSiC Semiconductor Inc.). Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Navitas, whether or not such information is identified as Confidential Information. By example, and without limitation, Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of Navitas, or its technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding Navitas’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of Navitas with which you have become acquainted during the term of your employment). Notwithstanding the foregoing, Confidential Information shall not include any such information which you can establish (i) was publicly known or made generally available prior to the time of disclosure by Navitas to you; (ii) becomes publicly known or made generally available after disclosure by Navitas to you through no wrongful action or omission by you; or (iii) is in your rightful possession, without confidentiality obligations, at the time of disclosure by Navitas as shown by contemporaneous written records; provided that any combination of individual items of information shall not be considered within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. You agree that during and after your employment with Navitas, you will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and you will not (i) use Confidential Information for any purpose whatsoever other than for the benefit of Navitas in the course of your employment, or (ii) disclose Confidential Information to any third party without the prior written authorization of the CEO of the Company. Prior to disclosure when compelled by applicable law; you shall provide prior written notice to the CEO or General Counsel of the Company. You agree that you obtain no title to any Confidential Information, and that as between Navitas and you, Navitas Group retains all Confidential Information as its sole property. You understand that your obligations under this clause 10 will continue after termination of your employment and will apply regardless of the activities you are permitted to undertake under paragraph 9.
11.Section 409A.

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July 31, 2024

(a)This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company and NVTS make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or NVTS be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
(b)In furtherance of the foregoing clause (a) and notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A that is not exempt from Section 409A as a short-term deferral or otherwise, and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
12.Entire Agreement; Effect on other Agreements. Unless specifically provided herein, this Agreement contains all of the understandings and representations between NVTS, the Company and you relating to the subject matter in this Agreement, as applicable, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. Your employment offer letter dated August 15, 2022 (your “Employment Letter”) is hereby amended to the extent necessary to give effect to the terms of this Agreement, but in all other respects shall remain unchanged and in full force and effect. Nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Merger Agreement, the Registration Rights Agreement, the Equity Plan, your LTIP Award agreement or the Severance Plan, each of which shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

Ranbir Singh
July 31, 2024

Please indicate your agreement to the foregoing terms and conditions by signing where indicated below.

Yours truly,

NAVITAS SEMICONDUCTOR USA, INC.

	By:	/s/ Gene Sheridan
Gene Sheridan
President and CEO

NAVITAS SEMICONDUCTOR CORPORATION

	By:	/s/ Gene Sheridan
Gene Sheridan
President and CEO

Acknowledged and agreed:

/s/ Ranbir Singh
Ranbir Singh